EXHIBIT 10.1

BANK OF HAWAIʻI CORPORATION
2024 STOCK AND INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT (Service-based)

This Restricted Stock Unit Grant Agreement ("Agreement") dated ###GRANT_DATE### ("Grant Date"), between Bank of Hawaiʻi Corporation, a Delaware corporation ("Company"), with its registered office at 130 Merchant Street, Honolulu, Hawaii 96813, and ###PARTICIPANT_NAME### ("Grantee"), an executive of the Company or subsidiary of the Company who as of the Grant Date is an Eligible Person under the Bank of Hawaii Corporation 2024 Stock and Incentive Plan ("Plan").

1.
Grant of Restricted Units. Pursuant to the Plan, and effective as of the Grant Date, the Human Resources and Compensation Committee of the Company's Board of Directors ("Committee") has granted to Grantee ###TOTAL AWARDS### Restricted Stock Units ("Restricted Units"), which are reflected as one or more amounts listed in the Vest Quantity column of the Vest Schedule below.

As described in Section 2, Settlement of the Restricted Units, which shall be settled in the form of Shares, may be deferred under the Bank of Hawaii Corporation Executive Base Salary Deferral Plan ("Base Salary Deferral Plan").

Restrictions During Period of Restriction. The Restricted Units shall be subject to forfeiture by Grantee until the "Period of Restriction" terminates as to such Restricted Units. The Restricted Units shall vest in Grantee upon termination of the Period of Restriction (to the extent that the Restricted Units have not previously been forfeited). For purposes of this Agreement, the term "Period of Restriction" shall mean the period that commences on the Grant Date and terminates on the applicable Vest Date shown in the Vest Schedule, after the certification of achievement of service objective (or other termination dates based on the certain terminations of employment by Grantee) as described below in this Section 1.

###VEST_SCHEDULE_TABLE###

Vest Schedule - Restricted Stock Unit Award
Vest Date	Vest Quantity
December 13, 2027	X,XXX
December 13, 2028	X,XXX

a.
Period of Restriction. For purposes of this Agreement and with respect to the Restricted Units granted under this Agreement, the term "Period of Restriction" shall mean the period that commences on the Grant Date and terminates following achievement of the service objective as described below.
i.
Service Objective. The Period of Restriction shall terminate with respect to a Vest Quantity of Restricted Units specified in the Vest Schedule above on the corresponding Vest Date specified in the Vest Schedule with respect to that Vest Quantity of Restricted Units, provided that Grantee remains in continuous service as an Employee through that Vest Date.

4871-9989-8961.2

ii.
Company's Determinations. The Company's People Services shall certify whether the service objective described above in this Section 1.a has been satisfied on the Vest Date specified in the Vest Schedule above. In the event that the People Services has not done so, it shall make such determination as soon thereafter as possible and, if the satisfaction of the service objective has been certified, the Restricted Units shall vest at the time of the making of such certification.
b.
Termination of Period of Restriction Upon Certain Terminations of Employment. The Period of Restriction shall terminate in connection with certain terminations of Grantee’s employment with the Company and its subsidiaries as described in this Section 1.b. Specifically, the Period of Restriction for all of the Restricted Units shall terminate (to the extent that the Period of Restriction has not previously terminated or the Restricted Units have not previously been forfeited) upon the occurrence of any of the following: (i) the death of Grantee; (ii) the Grantee ceasing to be an Employee due to "disability" within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended ("Code") and the regulations promulgated thereunder; or (iii) upon or after the occurrence of a "Change in Control" (within the meaning of Section 2.5 of the Bank of Hawaii Corporation Change-in-Control Retention Plan, restatement effective December 17, 2009 ("Change-in-Control Plan")) either (A) Grantee's employment with the Company and its subsidiaries is terminated by the Company without "Cause" (within the meaning of Section 2.4 of the Change-in-Control Plan) or (B) Grantee terminates employment with the Company and its subsidiaries for "Good Reason" (within the meaning of Section 2.16 of the Change-In-Control Plan).
c.
Forfeiture of Unvested Restricted Units. The Restricted Units that remain unvested and unforfeited shall be forfeited upon Grantee's ceasing to be an Employee for any reason, whether voluntary or involuntary (except as provided in the above Section 1.b of this Agreement). Grantee's employment shall not be treated as terminated in the case of a transfer of employment within the Company and its Affiliates or in the case of sick leave or other approved leaves of absence. Grantee shall receive no payment for the Restricted Units that are forfeited. Forfeiture of Restricted Units means that this Agreement and the Restricted Units shall immediately terminate and become null and void and all right hereunder shall cease and no person shall be entitled to any payment with respect to the Restricted Units.
d.
Transfer Restriction. During the Period of Restriction, the Restricted Shares shall not be subject to claims of Grantee's creditors and may not, in any way, be sold, transferred, pledged, assigned, alienated, or encumbered.
2.
Settlement of Restricted Units. To the extent that the Period of Restriction terminates with respect to all or a portion of the Restricted Units as determined by the Committee, such Restricted Units shall be settled as soon as reasonably practicable following the termination of the Period of Restriction and no later than 2 1/2 months following the end of the calendar year in which the termination occurs. The Company shall settle such Restricted Units in the form of Shares which shall be delivered to the Grantee (or, if applicable, to the Grantee's legal representatives, beneficiaries or heirs) through the Direct Registration System or Electronic Share Transfer. The Company may postpone the issuance or delivery of the Shares until (a) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the payment to the Company of any amount required by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the issuance or delivery of the Shares. Grantee shall comply with any and all legal requirements relating to Grantee's resale or other disposition of any Shares acquired under this Agreement.

2.

However, all or a portion of the Restricted Units shall be credited to, and thereafter treated as property under the Base Salary Deferral Plan to the extent that Grantee makes a valid deferral election for such Restricted Units pursuant to the terms of the Base Salary Deferral Plan. Such deferral election must be made in accordance with procedures established by the Company by the date determined by the Company, and no later than the thirtieth (30th) day following the Grant Date. Any Restricted Units credited to the Base Salary Deferral Plan shall remain in the form of Restricted Units until the time of distribution specified under applicable deferral election and shall otherwise be maintained and administered under the terms of the Base Salary Deferral Plan to the extent not otherwise determined in this Agreement. The deferred payment of any Restricted Units is intended to meet the requirements of Code Section 409A.

3.
Nonassignability. The Restricted Units may not be assigned or transferred by Grantee. Further, the Restricted Units are not subject to attachment, execution, or other similar process. In the event of any attempt by Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Units, or the levy of any attachment, execution, or other similar process of the Restricted Units, the Committee may terminate the Restricted Units by notice to the Grantee without regard to consent by Grantee.
4.
Unit Adjustments. The number and kind of Restricted Units or other property subject to this Agreement shall be subject to adjustment in accordance with Section 13 of the Plan.
5.
Rights as Shareholder. Except as otherwise provided in this Section 5, neither Grantee nor any other person shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to the Restricted Units and, accordingly, the Restricted Units carry no voting rights. The Restricted Units are bookkeeping entries that represent the Company's unfunded and unsecured contractual obligation to make payments upon the satisfaction of applicable conditions. With respect to the Restricted Units, Grantee has no rights other than the rights of a general creditor of the Company.

Grantee shall be entitled to dividend equivalents with respect to the Restricted Units. Specifically, upon the payment of any dividend on the Shares occurring during the period preceding the settlement of the Restricted Units pursuant to this Agreement, the Company shall accrue an amount in cash equal to the value of the dividends that Grantee otherwise would have received had Grantee actually been the shareholder of record of the number of Shares underlying the Restricted Units (to the extent that the Restricted Units have not previously been forfeited as of the date of record) ("Dividend Equivalents"). The Company shall pay the Dividend Equivalents with respect to a corresponding dividend to Grantee in cash and without interest as soon as reasonably practicable following the date that the dividend is declared, but in any case no later than 2 1/2 months following the end of the calendar year in which the dividend is declared. Therefore, provided that the Company continues its practice of declaring a dividend each quarter, Grantee will receive payment of Dividend Equivalents on a quarterly basis. Dividend Equivalents shall not constitute "Compensation" as defined in Section 13.11 of the Bank of Hawaii Retirement Savings Plan, and therefore shall not be eligible for deferral thereunder.

6.
Employment Rights. Neither the Plan nor the granting of the Restricted Units shall be a contract of employment of Grantee by the Company or any of its subsidiaries. Grantee may be discharged from employment at any time by the employing Company or subsidiary, subject to any employment contract that may otherwise apply to Grantee.
7.
Amendment. This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan. Unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be adopted only with the consent of Grantee.

3.

8.
Section 409A Compliance. Pursuant to this Agreement, the Dividend Equivalents are subject to a "substantial risk of forfeiture" until the corresponding dividend is in fact declared, and will be paid to Grantee as soon as reasonably practicable following the date that the dividend is declared, and no later than 2 1/2 months following the end of the calendar year in which the dividend is declared. Accordingly, the Dividend Equivalents are subject to the "short term deferral" exception under Code Section 409A.

Pursuant to this Agreement, the Restricted Units are subject to a "substantial risk of forfeiture" until the termination of the Period of Restriction and, absent a deferral election by Grantee pursuant to the Base Salary Deferral Plan, shall be settled by the delivery of Shares to Grantee as soon as reasonably practicable and no later than 2 1/2 months following the end of the calendar year in which the Period of Restriction terminates. Accordingly, provided that no deferral election is made by Grantee pursuant to the Base Salary Deferral Plan with respect to any of the Restricted Units, all Restricted Units are subject to the "short term deferral" exception under Code Section 409A. However, if Grantee does make such a deferral election with respect to any of the Restricted Units, such Restricted Units shall constitute deferred compensation subject to the requirements of Code Section 409A and such deferral shall be made in compliance with the requirements of Code Section 409A.

This Grant is intended to meet the requirements of Code Section 409A and shall interpreted in the manner consistent with compliance with Code Section 409A and guidance issued by the Internal Revenue Service.

9.
Notices. Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee's address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its principal office, to the attention of the Corporate Secretary of the Company. Furthermore, such notice or other communication shall be deemed duly given when transmitted electronically to Grantee at Grantee's electronic mail address shown on Company records or, to the extent that Grantee is an active employee, through the Company's intranet.
10.
Plan Governs. The Restricted Units evidenced by this Agreement are subject to the terms and conditions of the Plan and this Agreement. In case of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control. Capitalized terms used in this Agreement and not defined herein shall have the meaning assigned in the Plan unless the context indicates otherwise.
11.
Data Privacy. Grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Grantee's personal data as described in this Agreement by and among the Company and its subsidiaries for the exclusive purpose of implementing, administering, and managing Grantee's participation in the Plan. Grantee understands that the Company and its subsidiaries may hold certain personal information about Grantee, including, but not limited to Grantee's name, home address and telephone number, date of birth, Social Security Number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Grantee's favor, for the purpose of implementing, administering, and managing the Plan ("Data"). Grantee understands that Data may be transferred to third parties assisting in the implementation, administration, and management of the Plan. Grantee authorizes these recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing Grantee's participation in the Plan.
12.
Miscellaneous. This Agreement shall bind and benefit Grantee, the heirs, distributees and personal representative of Grantee, and the Company and its successors and assigns. This Agreement may be signed in counterparts, each of which shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

4.

BY ACCEPTING THE RESTRICTED UNITS GRANTED UNDER THIS RESTRICTED STOCK UNIT GRANT AGREEMENT, GRANTEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND THE PLAN.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Grant Date.

BANK OF HAWAIʻI CORPORATION

By ___________________________________
     PATRICK M. McGUIRK
      Its Vice Chair

                                                    "Company"

Agreed and Accepted:

###ACCEPTANCE_DATE###

______________________________________
###PARTICIPANT_NAME### "Grantee"

5.